Exhibit 99.1

LAUREATE EDUCATION ANNOUNCES COMPLETION OF THE SALE OF THE UNIVERSITY OF ST. AUGUSTINE FOR HEALTH SCIENCES AND REPAYMENT OF INDEBTEDNESS

Laureate Reaffirms Network Value of Walden University

BALTIMORE, MARYLAND – February 5, 2019 - Laureate Education, Inc. (Laureate) (NASDAQ: LAUR) announced today it has completed the previously announced sale of the University of St. Augustine for Health Sciences (USAHS) to Altas Partners for a total transaction value of $400 million. Laureate received net proceeds of $346.4 million, which includes $11.7 million of closing adjustments, net of $58.1 million of debt assumed by the buyer and fees of $7.2 million.

Laureate used $340 million of the net proceeds to repay a portion of its U.S. term loan, with the remaining $6.4 million in proceeds utilized to repay borrowings outstanding under its revolving credit agreement.

The strategic divestiture of USAHS was consistent with Laureate’s stated transformation plan to focus on building an enterprise at scale, with large platform institutions in key markets. This plan has resulted in Laureate’s continuing operations consisting primarily of a campus-based business focused on emerging markets in Latin America, and a fully online platform in the U.S. with Walden University.

During 2018, Laureate initiated a strategic review to evaluate the fit of having these two scaled business units together in one organization. The goal of this process was to determine the optimal outcome for Walden and its students, as well as for Laureate and its shareholders. The Board of Directors has concluded this review and has determined that Laureate will be retaining Walden University as part of its network.

“After a thorough review, we have determined it is in the best interest of Walden’s students, the university itself and other key stakeholders, including our shareholders, for Laureate to retain Walden. We believe that at this time Laureate is best positioned to support Walden in its strategy to maintain its leadership position in the working professional segment in the U.S.” said Eilif Serck-Hanssen, Chief Executive Officer.

Walden is the leader in post-graduate online education in the U.S., with particular strength in Health Sciences – ranking first in the nation in awarding master’s degrees in nursing -- demonstrating it provides a differentiated platform for Laureate in the U.S. market.

Laureate intends to continue its investment in innovations in areas where Laureate and Walden believe that Walden can be a market leader and add value to the network including:

•	Competency Based Education (TEMPO™) and micro-credentials, which are yielding encouraging results.

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Increased use of education technology, virtual reality, artificial intelligence, predictive analytics and personalization to deliver customized programs and personalized experiences on learners’ terms.

Mr. Serck-Hanssen added, “Walden is a great institution and we anticipate that these kinds of innovative products and best practices originating from Walden will benefit our broader network, especially as online and hybrid delivery are becoming more prevalent across our international operations.”

Over the past 18 months Laureate has conducted a series of portfolio reviews, including the one of Walden. The U.S. higher education sector is going through a period of extensive change, and Laureate remains focused on evaluating longer-term strategies to ensure Walden’s continued success. Laureate is committed to periodic reviews of its entire portfolio, with a view to determine what is in the best interest of each of its institutions as well as its shareholders.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to Walden’s network value are forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as revised or supplemented by its subsequent quarterly reports on Form 10-Q or its subsequent current reports on Form 8-K, as well as any amendments thereto.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for

Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Investor Relations Contact:
ir@laureate.net

Media Contacts:
Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.

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